                                                                    Exhibit 99.1

                  News Release

PAXAR

       Paxar Corporation                     For additional information,
       105 Corporate Park Drive              contact:
       White Plains, NY 10604                Bob Powers
       914 697-6800 Fax 914 697-6893         Vice President
                                             Investor Relations
                                             914 697-6862

For Immediate Release

              PAXAR ANNOUNCES INCREASE IN SHARE REPURCHASE PROGRAM
                        AND PURCHASE OF 3 MILLION SHARES

WHITE PLAINS, NY, November 28, 2001 -- Paxar Corporation (NYSE: PXR) announced that its Board of Directors has authorized an increase in Paxar's share repurchase program. The Board approved the repurchase of up to $150 million of its shares, up from the $100 million previously authorized.

Paxar commenced its share repurchase program in August 1998 with an authorization to buy-back $25 million of its shares. The Company subsequently increased the program to $40 million in February 1999, to $70 million in February 2000 and to $100 million in August 2000. Since the inception of the program, Paxar has repurchased approximately 8.5 million shares at a total cost of $83 million. In its recent Form 10-Q filing, Paxar reported 41.9 million shares outstanding at November 6, 2001.

Paxar also announced that it has purchased 3 million shares from an institutional investor at a cost of $30 million, or $10.00 per share.

Paul J. Griswold, President and Chief Executive Officer, commented, "Paxar's financial strength enables us to enhance shareholder value through the strategic buying of our Company's shares. This increased authorization and the subsequent share repurchase reflects our confidence in the Company's fundamentals and future prospects."

Paxar is a global leader in providing innovative, value-added identification and tracking solutions to retailers and apparel manufacturers.

Statements in this release about the future outlook related to Paxar Corporation involve a number of factors affecting the Company's businesses and operations that could cause actual future results to differ materially from those contemplated by forward-looking statements. Forward-looking statements include those indicated by words such as "expect." Affecting factors include general economic conditions and the performance of the Company's operations within its prevailing business markets around the world, as well as other factors set forth in Paxar's 2000 Form 10-K Annual Report.

                         For more information on Paxar,
                      call Investor Relations: 914-697-6862
                        or visit our company's Web site:
                                  www.paxar.com

                                       ###